FOR IMMEDIATE RELEASE  Contact: Rob Jorgenson
                                                       724-465-5448

February 26, 2010

S&T Bank Names Longtime Bank Executive as
its New Senior Executive Vice President and Chief Financial Officer

- Bank also Promotes Several Other Executives into Key Roles -

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA), a full-service financial institution with branch locations in 10 Pennsylvania counties, announced today that it has appointed Mark Kochvar as the bank's new senior executive vice president and chief financial officer. The S&T Bancorp, Inc. Board of Directors made Mr. Kochvar's appointment official at its meeting on Thursday, February 25, 2010.

"Mark Kochvar has been an integral part of our senior management team at S&T Bank for many years, and we are pleased to elevate him to this important position within the organization. We know Mark's experience and his deep knowledge of S&T Bank's business model will enable us to enhance our already strong position in the marketplace," said Todd D. Brice, president and chief executive officer of S&T Bank.

A banking professional with nearly 25 years of experience, Kochvar joined S&T Bank in 1992. Prior to his promotion, Kochvar served as executive vice president and treasurer for S&T Bank. In this capacity, Kochvar was chairman of the Asset Liability Committee (ALCO) at the bank. He also led S&T Bank's capital management planning efforts and the bank's evaluation of merger and acquisition opportunities. Kochvar holds a B.A. in economics and an MBA in finance.

- more -

S&T Bank Names Longtime Bank Executive as
its New Senior Executive Vice President and Chief Financial Officer (cont.)

- Bank also Promotes Several Other Executives into Key Roles -

S&T Bank also announced the following appointments:

  Ernie Draganza has been named executive vice president and chief risk officer. An S&T Bank employee since 1997, Draganza most recently served as the bank's senior vice president and risk management officer. He has more than 20 years of financial management experience and previously served as a bank examiner with the Federal Deposit Insurance Corporation (FDIC) New York Region.
  Melanie Hubler is the bank's new senior vice president and controller. Prior to this role, Hubler served as vice president and assistant controller. A certified public accountant, Hubler has nearly a decade of auditing and financial management experience. In her new role, she will oversee a staff of nine accountants. Before joining S&T Bank, Hubler previously served as an audit manager for Ernst & Young LLP in Pittsburgh.

"Throughout its history, S&T Bank has always been able to point to the strength of its employees as a key ingredient to its ongoing success," Brice added. "When it came time for us to fill these important roles, the best choices came from within the bank. We wish Mark, Ernie and Melanie well in their new roles."

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 53 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit www.stbank.com.

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